Contact:     Donald S. Hom
             President and Chief Executive Officer
             (973)-694-0330


            LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE MARCH 31,
                                  2006 QUARTER
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Lincoln Park, New Jersey, May 3, 2006 - Lincoln Park Bancorp (the "Company"),
the holding company of Lincoln Park Savings Bank, announced net income of $86,000 for the first quarter ended March 31, 2006, as compared to net income of $120,000 for the first quarter of 2005. The decrease in net income was primarily due to a decrease in net interest income and an increase in non-interest expense.

Net interest income decreased to $623,000 for the three months ended March 31, 2006, as compared to $666,000 for the three months ended March 31, 2005, due primarily to an increase in interest expense. Non-interest expense increased to $514,000 for the quarter ended March 31, 2006, as compared to $459,000 for the quarter ended March 31, 2005, due primarily to additional expenses associated with being a public company.

At March 31, 2006, the Company had total assets of $94.7 million and stockholders' equity of $13.3 million. In addition, the Company had net loans of $67.3 million, total deposits of $54.6 million and total borrowings of $26.3 million as of March 31, 2006.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Company's common stock is traded on the OTC Bulletin Board under the symbol "LPBC".

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, thereafter, readers should not place undue

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reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.